Exhibit 99.1

August 15, 2007

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

JULY 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of July 31, 2007 served by J:COM’s 23 managed franchises reached approximately 2.71 million, up 477,200, or 21.4% since July 31, 2006.  The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.72 million, up 821,600 or 21.1% since July 31, 2006. The bundle ratio (average number of services received per subscribing household) stood at 1.75 as of July 31, 2007 compared to 1.75 as of July 31, 2006, including Cable West Inc. The ratio excluding Cable West Inc. increased to 1.79 as of July 31, 2007 from 1.75 since July 31, 2006. Also the cable television digital migration rate as of July 31, 2007 increased to 60% from 45% as of July 31, 2006.

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of July 31, 2007	2,231,600	1,208,100	1,284,900	4,724,600	2,705,600
	Digital: 1,346,900
As of July 31, 2006	1,852,000	977,500	1,073,500	3,903,000	2,228,400

Net year-over-year increase	379,600	230,600	211,400	821,600	477,200
Net increase as percentage	20.5%	23.6%	19.7%	21.1%	21.4%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 22 franchises; 40 systems:

	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of July 31, 2007	2,145,200	1,165,900	1,228,600	4,539,700	2,594,000
	Digital: 1,300,500
As of July 31, 2006	1,739,900	928,000	1,008,800	3,676,700	2,092,600

Net year-over-year increase	405,300	237,900	219,800	863,000	501,400
Net increase as percentage	23.3%	25.6%	21.8%	23.5%	24.0%

About J:COM

Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving approximately 2.71 million subscribing households (as of July 31, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 managed franchises (as of July 31, 2007) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 9.88 million (of which Cable West group has approximately 1.4 million as of July 31, 2007). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.